EXHIBIT 99.1

Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES SETTLEMENT WITH ORANGE COUNTY WATER DISTRICT

IRVINE, CA, April 11, 2011—On April 6, 2011, Pro-Dex, Inc. (NasdaqCM: PDEX) entered into a settlement agreement with the Orange County Water District (“OCWD”) ending the litigation between the two entities and removing Pro-Dex as a defendant in the lawsuit Orange County Water District v. Sabic Innovative Plastics US, LLC, et al.

Under the terms of the settlement agreement, the parties agreed to the following: (i) Pro-Dex shall pay to OCWD a total lump sum of $250,000; (ii) the complaint filed by OCWD against Pro-Dex will be dismissed, with prejudice; and (iii) OCWD shall release and discharge Pro-Dex and certain related parties of any and all claims related to the litigation and of any other claims that are connected with any contamination of groundwater or any other aspect of the environment in the area that is the subject of the of the litigation that has been caused by contaminants released at or are migrating from Pro-Dex’s former site in Santa Ana, California. The Company is also providing a release to OCWD concerning the litigation. The Company’s insurance carrier has indicated that it will pay the settlement amount within the time period required by the agreement, and therefore the settlement agreement is not expected to have any material adverse impact on the Company’s cash flow or financial statements.

The lawsuit was filed by OCWD in June 2008 and now includes more than 30 defendants associated with past or current operations in a three-mile diameter area covering parts of Santa Ana and Irvine, California that OCWD calls the “South Basin.” Before filing the lawsuit, OCWD reviewed soil and groundwater contamination data previously collected by water companies, landowners, and many businesses, including Pro-Dex, at dozens of properties throughout the South Basin. Since filing the lawsuit, OCWD has conducted groundwater investigations, taking water quality samples from more than 150 points in the South Basin, including three close to the Company’s former Santa Ana site.

“I am pleased that, after reviewing all the data, OCWD came to the conclusion that the risk of groundwater contamination from Pro-Dex’s site was minimal, and that it made sense to enter into what we consider a de minimis settlement agreement,” commented Pro-Dex CEO Mark Murphy. “This is OCWD’s first and only settlement with any defendant in the lawsuit, and Pro-Dex is delighted to have concluded its dispute with OCWD in a cooperative, expeditious and fair manner. We also appreciate the support that our insurer has provided in defending our interests, backing our settlement efforts, and indicating it will timely pay the entire settlement amount.”

Statements herein concerning the Company’s expectations may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events and developments, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.